Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.	LPC Transport, Inc., a Delaware corporation*

2.	Lundy International, Inc., a North Carolina corporation*

3.	Oldham’s, LLC, a Delaware limited liability company**

4.	L&H Farms, LLC, a North Carolina limited liability company**

5.	L&S Farms, a North Carolina general partnership***

6.	Crystal Peak Technologies, LLC, a Delaware limited liability company **

*	a direct, wholly-owned subsidiary of the Registrant

**	an indirect, 50% owned subsidiary of the Registrant

***	an indirect, 60% owned subsidiary of the Registrant